STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

Scientific Technologies, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:
FIRST: That at a meeting of the Board of Director of Scientific Technologies, Inc. resolution were dully adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows: RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "1" so that, as amended, said Article shall be and read as follows:
THE NAME OF THIS CORPORATION IS `NORTHSTAR ELECTRONICS, INC.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was dully called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares a required by statue were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, Said Corporation has caused this certificate to be signed by Wilson Russell, an Authorized Officer, This 19 day of August, 1999.

BY: /s/ Wilson Russell
NAME: Wilson Russell
Title: President/Directors

Witnessed By: /s/Frank Power
Name: Frank Power
Title: Director.

State of Delaware: time stamp
Secretary of State
Division of Corporations
Filed 09:00AM 08/26/1999
#991360794-2480085